Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

July 17, 2014

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Re:	Post-Effective Amendment No. 1 to the
Registration Statement on Form S-8 (333-182067)

Ladies and Gentlemen:

We have served as Maryland counsel to NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the filing by the Company of the above-referenced Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, and all amendments thereto (collectively, the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), whereby 2,750,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company are registered for issuance in accordance with the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan (the “Incentive Plan”). Certain Shares were previously issued pursuant to the Incentive Plan (the “Issued Shares”) and the remainder of the Shares are issuable pursuant to the Incentive Plan (the “Unissued Shares”). The Company was formerly named NRFC Sub-REIT Corp. and was the successor in a merger with the original NorthStar Realty Finance Corp. (“NRF Predecessor”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.          The Registration Statement, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.          The Incentive Plan;

3.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

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July 17, 2014

4.          The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.          Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board”) of the Company relating to the Incentive Plan and the registration of the Shares, certified as of the date hereof by an officer of the Company;

7.          A certificate executed by an officer of the Company, dated as of the date hereof; and

8.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or

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July 17, 2014

written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.          The Issued Shares were not, and the Unissued Shares will not be, issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The issuance of the Issued Shares has been duly authorized and the Issued Shares are validly issued, fully paid and nonassessable.

3.          The issuance of the Unissued Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Charter, the Registration Statement, the Incentive Plan, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof or the Board of Directors of NRF Predecessor or a duly authorized committee thereof relating to the Unissued Shares (assuming that, upon any issuance of any Unissued Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter), the Unissued Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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July 17, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP